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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT


THIS AGREEMENT (The "Agreement") is made, entered into and executed as of this 1st day of January, 1999, by and between Simon Yates (hereinafter referred to as the "Executive"), and Blue Wave Systems, a Delaware corporation (herein referred to as the "Employer").

WITNESSETH

WHEREAS, Employer desires to employ Executive as President and Chief Executive Officer;

WHEREAS, Executive desires to accept such employment on the terms and conditions herein set forth;

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Executive agree as follows:

                                    ARTICLE I
                                    AGREEMENT

                                   Employment
                                   ----------

1.01  Subject to the terms and conditions of this Agreement, Employer agrees to employ Executive as President and Chief Executive Officer, and Executive hereby accepts such employment with Employer.

                                      Term
                                      ----

1.02  The initial term ("Initial Term") of Executive's employment hereunder shall commence on April 30, 1998 (hereunder referred to as the "Effective Date") and shall continue thereafter through April 30, 2002, unless earlier terminated as provided herein.

                                   ARTICLE II
                               TITLE AND AUTHORITY
                               -------------------

                                     General
                                     -------

2.01  Executive shall render such services as are normally delegated to the position for which Executive is being hired. In performing such duties hereunder, shall give employer the benefit of his special knowledge, skills, contacts and business experience and shall devote substantially all of his business time, attention, ability and energy to the business of the Employer. Executive may not serve as a Director of other companies without the prior approval of the Board of Directors.


                                   ARTICLE III
                                  COMPENSATION
                                  ------------

                                     General
                                     -------

3.01  As compensation for services rendered under this Agreement, Executive shall be entitled to receive from Employer the Base Salary, Short Term Incentive Bonus, Stock Options and other Benefits, described hereinafter.

                                       1
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                                   Base Salary
                                   -----------

3.02  Executive shall receive an aggregate Base Salary at the rate of $12,500
            Dollars (per month), to be paid in accordance with the employer's general salary policy in effect from time to time. Said Base Salary shall be adjusted annually on the anniversary date of the Effective Date of this Agreement in a percentage not less than the average annual increase for like positions as reported in the Annual Compensation Survey of the American Electronics Association (AEA), or similar survey.

                           Short Term Incentive Bonus
                           --------------------------

3.03  Employer and Executive shall agree, on an annual basis, on a Short-Term
            Incentive Bonus ("Bonus") plan for Executive. The intent of the parties is that the Bonus Plan will result in total cash compensation, including Base Salary and Bonus, which is consistent with compensation practices of similar companies with similar performance.

      Employer and Executive agree that the Bonus Plan will be tied to survey data published by the American Electronics Association (AEA), which provides survey information regarding the performance of companies based on various measures, for example but not limited to, return on assets or return on capital, as well as survey information regarding executive compensation practices. Employer and Executive will agree each year on the method of measuring Employer's performance which will be used in the Bonus Plan for that year. For example, if Employee and Executive agree in a given year that return on assets will be the appropriate measure of Employer's performance for that year, and if the AEA survey indicates that Employer's return on assets would fall in the 50th percentile of companies similar to Employer, then the Bonus Plan would result in total compensation to President and Chief Executive Officer that would at least equal that of the total compensation of executives who rank in the 50th percentile of total compensation for similar companies according to the AEA survey.

      As such compensation survey data records actual compensation practices in prior years and will be used to establish compensation for the Executive in future years, survey data will be adjusted for inflation in executive cash compensation over time. This survey data will be based upon current information no more than six (6) months to one year aged.

      The Employer and Executive shall agree on a Bonus Plan by the first Board
            Meeting following the end of the prior Financial Year of the Company. In the absence of an agreed upon Bonus Plan, the annual Bonus shall be equal to 5% of the Net Income Before Interest and Taxes.

      Said Bonus shall be paid to Executive within sixty (60) days of the end of the Financial Year of the Company.

      Executive and Employer agree that the basis of future Bonuses may be altered by the mutual consent of both parties.

                                 Other Benefits
                                 --------------

3.04  Employer shall provide Executive with Medical Insurance, Dental Insurance,
            Life Insurance and other such benefits that are the same or substantially similar to, coverage provided from time to time to other Officers of Employer. Executive shall be allowed twenty-five
            (25) business days of vacation per calendar year.

                         1999 Short term Incentive Bonus
                         -------------------------------

3.05  Based on the financial performance of Employer during FY 1999, Employer shall pay to Executive a FY99 on target Bonus of $15,000 for the period January 1, 1999 to June 30, 1999.

                                       2
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                                   ARTICLE IV
                                   TERMINATION

                                     General
                                     -------

4.01  Employer and Executive shall have the right to terminate the employment of
            Executive as set forth in this Article IV.

                        Inability of Executive to Perform
                        ---------------------------------

4.02  If Executive shall become unable to carry out and perform fully his duties hereunder, and such inability shall continue for a period of ninety
            (90) consecutive days, the Board of Directors may, at any time thereafter, by giving Executive written notice of such termination, fully and finally terminate this Agreement. Termination under this
            Section 4.02 shall become effective as of the date provided in such notice. Upon such termination, Executive shall receive only such amounts as are earned under and due to him under this Agreement. including any unpaid Base Salary and a prorate share of any Bonus earned as a result of his activities prior to termination, and thereafter no further consideration or compensation shall be owed by Employer to Executive. Since the Bonus for the current Company Financial Fiscal Year can not be calculated until the end of the Company Financial Fiscal Year, the prorata Bonus shall be paid out at the end of the Company Financial Fiscal Year at the same time it would have been paid had Executive remained employed through the end of the Company Financial Fiscal Year. The Company will pay reasonable relocation expenses to the UK, if at time of termination, the executive has not received a visa entitling him to permanent residency in the USA. The remedy described in this paragraph shall be in addition to, and not to the exclusion of, the other remedies of termination rights set forth in this Agreement.

                               Death of Executive
                               ------------------

4.03  The employment of Executive shall automatically terminate upon the death of Executive. Upon such termination, Executives estate shall receive only such amounts as are earned under and due to him under this Agreement including any unpaid Base Salary and a prorata share of any Bonus earned as a result of his activities prior to termination plus any Life Insurance benefits, and thereafter no further consideration or compensation shall be owed by Employer to Executive or to his estate. Since the Bonus for the current Company Financial Fiscal Year can not be calculated until the end of the Company Financial Fiscal Year, the prorata Bonus shall be paid out at the end of the Company Financial Fiscal Year at the same time it would have been paid had Executive remained employed through the end of the Company Financial Fiscal Year. The Company will pay reasonable relocation expenses to the UK, if at time of termination, the executive has not received a visa entitling him to permanent residency in the USA.

                                       3
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                              Termination for Cause
                              ---------------------

4.04  In addition to any other remedies that Employer may have at law or in equity, the Board of Directors may immediately terminate Executive's employment under this Agreement by giving Executive written notice of such termination upon occurrence of any of the following events:

A.    Failure of Executive to present for work or duties set forth herein for three (3) or more consecutive business days, except during vacations, periods of illness or other personal emergencies without giving notice to Employer and receiving approval of Employer of such absence, which approval shall not be unreasonably withheld.

B.    Executive's conviction of a felony offense or commission by Executive of any act materially damaging to the reputation of Employer.

C.    Dishonesty, fraud, unlawful discrimination or theft on the part of
            Executive.

D.    Executive's using any confidential or proprietary information of the employer, or divulging any such information to third parties in a manner clearly opposed to the best interests of Employer.

E.    Executive has materially breached any of the terms, provisions, covenants or representations set forth in this Agreement.

      Upon termination for any of the reasons described above, Executive shall receive only such amounts as are earned under and due to him under this Agreement including any unpaid Base Salary earned as a result of his activities prior to termination, and thereafter no further consideration or compensation shall be owed by Employer to Executive. In particular, Executive shall not be entitled to any severance or benefits of any sort, nor any Bonus. Employer may deduct from Executive's paycheck any unauthorized expenses, charges or misappropriations for which Employer may be responsible as result of Executive's conduct.

      Before Employer may terminate this Agreement under Subparagraphs 4.04 E or
            F, Employer must give Executive thirty (30) days written notice of the specific acts or omissions complained of and must allow Executive to cure engaging in such conduct during the thirty day notice period. Employer and Executive specifically agree that failure to meet performance expectations shall not be grounds for termination under this paragraph.

         Termination by Employer Without Good Cause or Poor Performance
         --------------------------------------------------------------

4.05  The Board of Directors may terminate Executive's employment under this
            Agreement without any cause whatsoever by giving written notice of such termination to Executive, specifically including termination for poor performance. Upon such notice of termination Employer shall pay Executive a total of current annual salary in twelve (12) equal monthly installments, with the first installment to be paid no later than 30 days after the effective date of termination.

                            Termination by Executive
                            ------------------------

4.06  Executive may, with or without cause, terminate his employment under this
            Agreement by giving Employer at least ninety (90) days notice of such termination. Upon such termination, Executive shall receive only such amounts as owed to him under this Agreement as a result of his activities prior to the termination date. Upon receipt of such notice, Employer may elect to terminate Executive's employment at any time upon the payment of the prorata Base Salary through the end of the ninety day notice period.

                                       4
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      In the event Executive gives such notice prior to the end of any Financial
            Year of the Company no Bonus shall be earned for that Financial Year of the Company. In the event Executive gives such notice after the end of Financial Year of the Company but prior to the payment of any earned Bonus said Bonus shall continue to be due and payable on the required payment date.

4.07  Executive agrees that after employment with the Employer terminates, he will not directly or indirectly use or disclose to any person or business entity any financial information involving Blue Wave Systems or proprietary information involving its products, manufacturing processes, marketing, sales, and operations. Executive agrees that all financial information involving Blue Wave Systems and information involving Blue Wave Systems products, manufacturing processes, marketing, sales, and operations are the exclusive property of Blue Wave Systems and that he shall not retain any records, materials or other documents involving the above designated matters.

4.08  Executive agrees that during the one-year period following the termination of his employment by Blue Wave Systems, he will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or activity that is of the type conducted, authorized, offered, or provided by Blue Wave Systems. Further, during this same period Executive agrees that he will not, directly or indirectly, recruit or hire or attempt to recruit or hire any person who is employed by Blue Wave Systems during the twelve-month period subsequent to the termination of his employment. During this same period, Executive agrees that he shall not contact, directly or indirectly, any vendor or customer of Blue Wave Systems for the purpose of encouraging the vendor or customer to alter in any way its business relationship with Blue Wave Systems. Executive represents to Blue Wave Systems that the enforcement of the restrictions contained in this paragraph will not be unduly burdensome to him because, among other things, Executive will receive the Severance Payment referenced herein and, in order to induce Blue Wave Systems to enter into this Agreement, Executive further represents and acknowledges that he will be willing and able to work and earn a livelihood not prohibited by this paragraph.



                         Multiple Causes of Termination
                         ------------------------------

      If Executive's employment is terminated in a fashion that would qualify him for severance payments and benefits under more than one provision of this Agreement, Executive will be entitled to select among the severance packages for which he qualifies, at his sole option, the severance package that he will accept. In no event shall Executive be entitled to receive more than one of the severance packages described herein.


                                    ARTICLE V
                              EXPENSE REIMBURSEMENT
                              ---------------------

                                     General
                                     -------

5.01  Executive is authorized to incur reasonable business expenses in promoting the business of Employer, including expenditures and travel in accordance with Employer's standard procedures in effect from time to time.

                                       5
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                                   ARTICLE VI
                                 MISCELLANEIOUS
                                 --------------

                                     Notices
                                     -------

6.01  Any notices to be given hereunder by either party to the other may be effected either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

      If to Employer:   Blue Wave Systems Inc.
      2410 Luna Road
      Carrollton, TX 75006

      If to Executive:  Simon Yates
      1307 Red Maple
      Carrollton, TX 75006


      Any party may change his or its address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the actual receipt, mailed notices shall be deemed communicated as of three (3) days after proper mailing.

                      Inclusion of Entire Agreement Herein
                      ------------------------------------

6.02  This Agreement supersedes any and all other agreements either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.


                             Law Governing Agreement
                             -----------------------

6.03  This Agreement shall be governed by and constructed in accordance with the laws of the State of Texas.

                            Attorney's Fees and Costs
                            -------------------------

6.04  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                                     Waiver
                                     ------

6.05  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any of the terms or provisions of this Agreement except by written instrument of he party charged with such waiver or estoppel. Further, it is agreed that no waiver at any time of any of the terms or provisions of this Agreement shall be construed as a waiver at any of the other terms of provision of this Agreement and that a waiver at time of any of the terms or provisions of the Agreement shall be constructed as a waiver at any subsequent time of the same terms or provisions.

                                   Amendments
                                   ----------

6.06  Except as otherwise provided in Section 6.07, no amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the parties hereto.


                                       6
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                           Severability and Limitation
                           ---------------------------


6.07  All agreements and convenants contained herein are severable and, in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determined that for any such agreement or covenant to be modified to limit its duration or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority, and as to all other portions of such agreement or covenants they shall remain in full force and effect as originally written.

                                    Headings
                                    --------

6.08  All heading set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions thereof.

                                   Assignment
                                   ----------

6.09  Executive agrees that his representations, warranties, covenants, promises and obligations contained herein may be assigned by Employer to any person, partnership, firm, association, corporation or other business entity to which Employer may transfer its business and assets or any portion thereof, but without prejudice to Executive's rights against Employer hereunder.

Executed as of this day year first above written.

                  EMPLOYER:
                  Blue Wave Systems:


                         By:
                            ----------------------------------
                         Its:  Director and Member, Compensation Committee



                  EXECUTIVE:
                           ----------------------------------------
                           Simon Yates

                                       7
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                             Arbitration Agreement
                             ---------------------

Executive and Employer agree to use binding arbitration for any dispute or disagreement that Executive may have with Employer or that Employer may have with Executive that arises in any way from Executive's employment or from Executive's Employment Agreement, whether over hiring, termination, pay, benefits, discrimination, or any other topic, and whether arising in contract, tort, under statute or otherwise. Employer and Executive understand that by means of this Agreement, they are both substituting the binding arbitration process for their rights to access a court and/or jury, and they further agree that each party to this Agreement is entitled to rely on the existence of this Agreement in all matters related to Executive's employment. The parties agree that the arbitration will be governed by the rules of the American Arbitration Association except as otherwise set forth in this Agreement. Employer and Executive will agree upon an arbitrator to hear any dispute. If they can not agree, they will select the arbitrator pursuant to the rules of the American Arbitration Association. The arbitrator may not grant any award or relief to either Employer or Executive that exceeds, in amount or form, that allowed by applicable law. The prevailing party shall be entitled to reasonable attorney's fees, cost, expert witness fees and necessary disbursements in addition to any other relief to which such party may be entitled. The arbitrator will hear each side's arguments and will reach a decision that binds both parties. Either party may have that judgment entered on the arbitrator's award in any court of competent jurisdiction and it will be binding, final and unappealable. Arbitration shall occur in Dallas County, Texas unless otherwise agreed in writing by the parties.



     EMPLOYER:

     Blue Wave Systems:

                    By:________________________________________
                    Its:  Director and Member, Compensation Committee

                    Date:______________________________________



     EXECUTIVE:

     _____________________________________
                    Simon Yates
                    Date:________________________________